UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 23, 2017
(Date of Report - date of earliest event reported)

Arbutus Biopharma Corporation
(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada (State or Other Jurisdiction of Incorporation or Organization)	001-34949 (Commission File Number)	98-0597776 (I.R.S. Employer Identification No.)

100-8900 Glenlyon Parkway Burnaby, British Columbia, Canada (Address of Principal Executive Offices)		V5J 5J8 (Zip Code)

(604) 419-3200
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on March 23, 2017, the Board of Directors (the “Board”) of Arbutus Biopharma Corporation (the “Company”) appointed Daniel Burgess as a director. Mr. Burgess was appointed to the Audit Committee, effective as of the same date.

Mr. Burgess has significant experience serving as an officer and director of life sciences companies.

Mr. Burgess’ compensation will be consistent with that provided to all of the Company’s non-employee directors. Under the Company’s current non-employee director compensation policy, Mr. Burgess will receive an annual cash retainer of $40,000 for general availability and participation in meetings and conference calls of the Board. Mr. Burgess was granted, effective upon the end of the Company’s current blackout period, options to acquire 50,000 common shares of the Company. The options will be exercisable for 10 years from the date of grant, at a price equal to the share price as of the close of trading upon the end of the current blackout period. One-third of the options will vest each year, on the anniversary date of the grant. The options will also be subject to the terms and conditions of the Company’s 2016 Omnibus Share and Incentive Plan, which has been filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8, filed on June 20, 2016.

The Company expects to enter into an indemnification agreement with Mr. Burgess in connection with his appointment to the Board, which agreement is expected to be in substantially the same form as that entered into with the other directors of the Company.

No arrangement or understanding exists between Mr. Burgess and any other person pursuant to which Mr. Burgess was selected as a director, and there are no transactions which would require disclosure under Item 404(a) of Regulation S-K.

On March 23, 2017, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
Exhibit 99.1.    Press release, dated March 23, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    March 23, 2017

ARBUTUS BIOPHARMA CORPORATION

By: ___/s/ Bruce Cousins____________________

Name:	Bruce Cousins

Title:	Executive Vice President & Chief Financial Officer